Exhibit 10.2(c)

AMENDED AND RESTATED

CLARCOR INC.

EXECUTIVE RETIREMENT PLAN

(Effective January 1, 2008)

AMENDED AND RESTATED
CLARCOR INC.
EXECUTIVE RETIREMENT PLAN

(Effective January 1, 2008)

CLARCOR Inc., a Delaware corporation (“CLARCOR”), adopted, effective as of December 1, 1994, the 1994 Executive Retirement Plan (“Plan”), an unfunded plan, providing for the payment of certain retirement and other benefits to Participants, which Plan was fully amended and restated effective December 20, 1999 (and thereupon retitled the “Executive Retirement Plan”).  CLARCOR hereby fully amends and restates the Plan, effective January 1, 2008, principally for the purpose of compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“Code”).

The Plan is intended to provide Participants certain retirement or other termination benefits in excess of those amounts that may be provided under all other defined benefit tax-qualified and non-qualified defined benefit pension plans, including the CLARCOR Pension Plan and the CLARCOR Supplemental Plan.

All benefits that were accrued and vested under the Plan prior to January 1, 2005 (“grandfathered benefits”), whether or not payment had commenced by that date, shall be governed by the terms of the Plan as in effect on October 3, 2004 (“1999 Plan”) and not this amendment and restatement of the Plan.  All Participants accruing benefits from and after January 1, 2005 were fully vested in their benefit on December 31, 2004 and are entitled to grandfathered benefits.  For all purposes, the amount of a Participant’s grandfathered benefit under the 1999 Plan shall be equal to the present value of the amount that the Participant would have been entitled to receive if he had voluntarily terminated all services (without Cause, as defined under the 1999 Plan) on December 31, 2004 and commenced to receive payment of the benefits due under the 1999 Plan on the earliest possible date allowed under the 1999 Plan in the form having the maximum value.

This amendment and restatement of the Plan applies to all benefits that are not grandfathered benefits, which are benefits accruing to Participants from and after January 1, 2005.

ARTICLE I
DEFINITIONS

For all purposes of the Plan, the following terms shall have the following meanings:

“Average Monthly Compensation” means the result obtained by dividing the total Compensation received by a Participant for the three consecutive Fiscal Years of service for CLARCOR for which such Participant received his highest Compensation by 36.  In the case of a Disabled Participant, the Compensation received in the Fiscal Year immediately preceding that in which the Disability commences shall be divided by twelve and the greater of the amount so computed or the amount calculated under the first sentence shall be the Average Monthly Compensation of the Disabled Participant.

“Board” means the Board of Directors of CLARCOR Inc.  “Director” or “Directors” means one or more members of the Board.

“Cause” means fraud, misappropriation or intentional material damage to the property or business of CLARCOR or commission of a felony.

“Change of Control” means, with respect to a Participant, a significant change in the ownership of the stock of CLARCOR or in the membership of the Board, as such change may be defined in an employment, severance, change of control or comparable agreement (“Change of Control Agreement”), if any, between CLARCOR and the Participant.

“CLARCOR Pension Plan” means the CLARCOR Inc. Pension Plan (formerly the 1984 Restated CLARCOR Pension Trust) as restated or amended from time to time.

“CLARCOR Supplemental Plan” means the CLARCOR Inc. Supplemental Pension Plan as restated effective January 1, 2008 and thereafter restated or amended from time to time.

“Committee” means the Compensation Committee of the Board.

“Compensation” means the amount received by a Participant for services rendered by such Participant to CLARCOR and its subsidiaries as base salary, bonuses and other annual cash incentives, including amounts of compensation deferred by election of the Participant under the Retirement Savings Plan or similar programs. “Compensation” shall not include (a) any extraordinary cash or imputed compensation, such as the taxable value of benefits or perquisites provided by CLARCOR, (b) amounts paid or accrued under any long-term incentive plan of CLARCOR (including payment of any restricted stock units), (c) any cash or securities received by a Participant upon the exercise of a stock appreciation right or stock option, (d) employer contributions to any tax-qualified retirement plan or the CLARCOR Employee Stock Purchase Plan, and (e) the difference between the exercise price of any stock option exercised by a Participant and the then fair market value of the securities of CLARCOR thereby acquired.  Bonuses and other incentive pay shall be deemed to be received in the Fiscal Year earned and not in the Fiscal Year paid.

“Disability” or “Disabled” means that the Participant (a) is unable to engage in substantial gainful activity by reason of a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (b) by reason of the Participant’s medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, the Participant is receiving income replacement benefits for a least 3 months under CLARCOR’s long-term disability plan.

“Fiscal Year” means a 12-month period ending on November 30, or such other fiscal year as hereafter may be adopted by CLARCOR for accounting purposes.

“Involuntary Termination” means, with respect to a Participant, a Separation from Service of the Participant under circumstances that entitle the Participant to receive severance benefits that are payable only in the event of an “involuntary termination,” as such change may be defined in a “Change of Control Agreement,” if any, between CLARCOR and the Participant.

“Normal Retirement Date” means the first day of the month coincident with or next following the date a Participant attains age 65.

“Participant” means those officers or key employees of CLARCOR or a subsidiary who have attained at least 40 years of age and who have been designated by the Board as Participants in the Plan.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Retirement Benefit” means the amount that would be payable to the Participant under the CLARCOR Pension Plan or the CLARCOR Supplemental Plan (or both) as a monthly pension payable in the form of a life and 10 year certain annuity as determined in accordance with the provisions of the CLARCOR Pension Plan, as though the Participant had elected such “normal form of benefit” under that plan.

“Plan” means this Amended and Restated CLARCOR Inc. Executive Retirement Plan (formerly known as the 1994 Executive Retirement Plan), as set forth herein.

A Participant’s “Separation from Service” means a termination of the Participant’s employment in which the Participant and CLARCOR reasonably anticipate that no further services would be performed by the Participant for CLARCOR, or any other member of CLARCOR’s controlled group (within the meaning of Treasury Regulation Section 1.409A-1(g), the “controlled group”), or that the Participant would not thereafter perform services that exceed 20%  of the average services performed over the preceding thirty-six (36)-month period for CLARCOR and all other members of the controlled group and otherwise within the scope of Treasury Regulation Section 1.409A-1(h).

ARTICLE II
NORMAL RETIREMENT BENEFIT

(a)           In the event of a Participant’s Separation from Service upon the Participant’s Normal Retirement Date, the Participant shall receive a monthly benefit, in the form of a single life and 15 year certain annuity, in an amount equal to the product of (1) and (2), the total of which shall be reduced by (3):

(1)           four and one-third percent (4.333%) multiplied by the number of full and fractional years of service credited to such Participant under the CLARCOR Pension Plan after attainment of age 40, but not more than sixty-five percent (65%); multiplied by

(2)           the Participant’s Average Monthly Compensation through the date of the Participant’s Separation from Service; the product of which is reduced by

(3)           the sum of the participant’s Pension Retirement Benefits payable at the Participant’s Normal Retirement Date under the CLARCOR Pension Plan and the CLARCOR Supplemental Plan.

(b)           Paragraph (a) to the contrary notwithstanding, if the Participant’s Separation from Service is due to the Participant’s death, Article VI shall apply or is due to the Participant’s Disability, Article V shall apply.

(c)           Unless the Participant had elected otherwise under Article III, Paragraph (b)(2), payment of the Participant’s benefit pursuant to this Article II shall commence on the first day of the first calendar month following the date of the Participant’s Separation from Service and shall be subject to the provisions of Article VI and Article VIII of the Plan (relating to the Participant’s death and the form of payment of benefits, including the Participant’s election of an optional form of benefit, respectively).

ARTICLE III
EARLY RETIREMENT BENEFIT

(a)           In the event of a Participant’s Separation from Service prior to the Participant’s Normal Retirement Date but after the Participant has both attained age 50 and completed at least five years of service, the Participant shall receive a monthly benefit, in the form of a single life and 15 year certain annuity, in an amount equal to the product of (1) and (2), which shall be reduced by (3):

(1)           four and one-third percent (4.333%) multiplied by the number of full and fractional years of service the Participant has been credited with under the CLARCOR Pension Plan after attainment of age 40, but not more than sixty-five percent (65%); multiplied by

(2)           the Participant’s Average Monthly Compensation through the date of the Participant’s Separation from Service; the product of which is reduced by

(3)           the sum of the Participant’s Pension Retirement Benefits payable at the Participant’s Normal Retirement Date under the CLARCOR Pension Plan and the CLARCOR Supplemental Plan.

(b)           Payment of benefits pursuant to this Article III shall commence on the first day of the first calendar month following the latest date hereinafter provided:

(1)           the date of the Participant’s attainment of age 55,

(2)           the date of the Participant’s attainment of a fixed age or date, after age 55, (and not later than attainment of age 65) as may be designated by the Participant, and

(3)           the date of the Participant’s Separation from Service.

In the absence of a Participant’s written designation of a benefit commencement date under Paragraph (b)(2), Paragraph (b)(2) shall be disregarded.  Anything herein to the contrary notwithstanding, any benefit payable under this Plan pursuant to Article II, this Article III, Article V or Article VII shall be paid or commence to be paid on the date or the occurrence of the event that benefits accruing from and after January 1, 2005 are payable or commence to be payable to the Participant (if payable to the Participant) under the CLARCOR Inc. Amended and Restated Supplemental Pension Plan (“SPP”) in such case as benefits become payable under the SPP upon the occurrence of the Participant’s Benefit Commencement Date (as defined in the SPP).

(c)           The Participant’s election under Paragraph (b) shall be made on or before the day that is 30 days following the first day of the Participant’s eligibility to participate under the Plan and (whether made or deemed made) shall become irrevocable on such 30th day.  Any Participant who is participating in the Plan on or before December 31, 2008 may make a written election or deemed election under Paragraph (b) on or before December 31, 2008, and which election (whether made or deemed made) shall become irrevocable on December 31, 2008; provided, no such election or deemed election shall cause any amount due under the Plan to be accelerated into the 2008 calendar year that otherwise would be payable in a calendar year after 2008 or cause any such payment that becomes payable during  the 2008 calendar year to be postponed into a calendar year after 2008.  The election provided under Paragraph (b) shall be in writing on a form approved by the Committee (or its delegate) and received by the Committee (or its delegate) not later than the date such election becomes irrevocable hereunder.

(d)           Benefit payments shall be subject to the provisions of Article VI and Article VIII  of the Plan (relating to death and the form of payment of benefits, including the Participant’s election of an optional form of benefit, respectively).  If payment of benefits commences prior to the Participant’s Normal Retirement Date, the benefit determined under Paragraph (a) shall be actuarially reduced, before determination of any actuarially equivalent optional form of benefit under Article VIII, according to the same unisex mortality assumption and interest rate being used on the annuity commencement (or other payment) date to calculate alternate benefits under the CLARCOR Pension Plan.

(e)           Paragraph (a) to the contrary notwithstanding, no benefits shall be payable from the Plan to or with respect to a Participant if the Participant’s Separation from Service  occurs before the Participant has both attained age 50 and completed at least five years of service, unless such Separation from Service is (x) due to the Participant’s death (in which case Article VI shall apply), (y) due to the Participant’s Disability (in which case Article V shall apply), or (z) due to the Participant’s Involuntary Termination following a Change of Control (in which case Article IV, shall apply).

ARTICLE IV
CHANGE OF CONTROL

In  the event of a Change of Control, and at any time following such Change of Control the employment of a Participant by CLARCOR and all subsidiaries terminates prior to his Normal Retirement Date by reason of an Involuntary Termination following a Change of Control, the Participant shall be entitled to receive payment of his benefit as determined as of the date of the Participant’s Separation from Service in the manner set forth below, subject to any further deferral required pursuant a subsequent election made under Article VIII, Paragraph (d):

(1)           A single sum payment of his benefit, which shall be in an amount that is actuarially equivalent to such benefit as determined in accordance with Article VIII.

(2)           The Participant’s election or deemed election under Article III, Paragraph (b), shall be disregarded.

(3)           The requirement that the Participant have attained age 50 and completed at least five years of service shall be deemed satisfied (if he had not otherwise actually satisfied such requirement).

(4)           The terms of Article III, Paragraph (a), shall apply, together with the appropriate actuarial reduction under Paragraph (d) determined based on the Participant’s age on the date of the Separation from Service, except that for purposes of computing the Article III benefit under Paragraphs (a)(1) and (a)(2) thereof (and prior to reduction under Paragraph (d) thereof) the Participant shall be deemed to have completed one additional year of service (not to exceed five years) for each 365-day period from the date of such Separation from Service through the attainment of the Participant’s Normal Retirement Date; and

(5)           In applying Article III, Paragraph (d), the Participant shall be deemed to  have a Normal Retirement Date that is the attainment of age 60 solely for the purpose of determining the actuarial reduction, if any.  For such purpose, Article VII shall not apply if the Participant had actually attained age 60 on the date of his Separation from Service.

Provided, if such Change of Control is not a change in ownership or effective control of CLARCOR or of a substantial portion of the assets of CLARCOR, within the meaning of section 409A(a)(2)(A)(v) and Treasury Regulation Section 1.409A-3(i)(5) or such Separation from Service does not occur within two years following a Change of Control that is such a change in ownership or effective control of CLARCOR or of a substantial portion of the assets of CLARCOR, the provisions of Subparagraphs (1) and (2) this Article IV shall not apply and the provisions of Article III, Paragraphs (b), (c) and (d) shall apply.

ARTICLE V
DISABILITY

(a)           In the event of a Participant’s Disability prior to his Normal Retirement Date, the Participant shall be entitled to receive a monthly benefit, in the form of a single life and 15 year certain annuity, equal to the product of (1) and (2) reduced by (3):

(1)           four and one-third percent (4.333%) multiplied by the number of full and fractional years of service credited to the Participant under the CLARCOR Pension Plan after attainment of age 40, but not more than sixty-five percent (65%); multiplied by

(2)           the Participant’s Average Monthly Compensation through the date of the Participant’s Disability; the product of which is reduced by

(3)           the sum of the Participant’s Pension Retirement Benefits payable at the Participant’s Normal Retirement Date under the CLARCOR Pension Plan and the CLARCOR Supplemental Plan.

(b)           Payment of benefits shall commence on the first day of the first calendar month following the date of the Participant’s Disability, determined as if the Participant had Separated from Service under Article III on the date of the Participant’s Disability (if not otherwise Separating from Service on such date), including any actuarial reduction determined according Article III, Paragraph (d), and disregarding the Participant’s election or deemed election under Article III, Paragraph (b).  Payment of benefits shall be subject to the provisions of Article VI and Article VIII of the Plan (relating to death and the form of payment of benefits, including the Participant’s election of an optional form of benefit, respectively).

ARTICLE VI
DEATH

In the event that a married Participant dies before his spouse (“spouse,” as determined under the CLARCOR Pension Plan), the surviving spouse shall be entitled to receive the following benefits:

(a)           If the death of the Participant occurs prior to the commencement of benefits hereunder, and prior to the Participant’s Normal Retirement Date, the Participant’s spouse shall receive a monthly benefit actuarially equivalent to the benefit calculated in accordance with Article V, in the amount that would have been payable to the Participant if he had become Disabled on the date of the Participant’s death.  If the death of the Participant occurs prior to the commencement of benefits hereunder, and on or after the Participant’s Normal Retirement Date, the Participant’s spouse shall receive a monthly benefit actuarially equivalent to the benefit calculated in accordance with Article VII as if such Participant had Separated from Service on the day of the Participant’s death.   Payment of monthly benefits to the surviving spouse shall be in the form of a single life annuity that is actuarially equivalent to a 15 year temporary annuity (i.e., payments until the first to occur of the surviving spouse’s death or the lapse of 15 years) of the benefit amount determined under Article V or Article VII, as the case may be, and shall commence on the first day of the first calendar month following the later of (i) the date the Participant dies and (ii) the date the Participant would have attained age 60 had the Participant survived.  If the Participant shall die before the commencement of benefits under the Plan and the Participant is not married at the time of his death, then no benefit shall be payable under the Plan.

(b)           If the death of the Participant occurs after the commencement of payment of annuity benefits hereunder (if so elected by the Participant), the Participant’s surviving spouse to whom the Participant was married at the date benefits commenced (if still so married on the date of the Participant’s death and if not so married the spouse shall be deemed to have not survived the Participant) shall continue to receive monthly payments, in the same amount as paid to the Participant, as a 15 year temporary annuity benefit (i.e., payments until the first to occur of the surviving spouse’s death or the lapse of 15 years from the date payments to the Participant commenced). Unless the Participant is married on the date that the Participant commenced benefits, no further benefit shall be payable after the death of the Participant under the Plan.

(c)           If the Participant has received the benefits to which he is entitled from the Plan in the form of a single sum payment prior to his death, no further benefits shall be paid thereafter.  If the Participant dies without a surviving spouse, no further benefits shall be paid thereafter.

ARTICLE VII
DEFERRED RETIREMENT

(a)           In the event a Participant’s Separation from Service occurs after his Normal Retirement Date, the Participant shall receive a monthly benefit, in the form of a single life and 15 year certain annuity, in an amount equal to the product of (1) and (2), the total of which shall be reduced by (3).

(1)           four and one-third  percent (4.333%) multiplied by the number of full and fractional years of service credited to the Participant under the CLARCOR Pension Plan after attainment of age 40 to the Participant’s Deferred Retirement Date, but not more than sixty-five percent (65%); multiplied by

(2)           the Participant’s Average Monthly Compensation through the date of the Participant’s Separation from Service; the product of which is reduced by

(3)           the sum of the Participant’s Pension Retirement Benefits payable at Normal Retirement Date under the CLARCOR Pension Plan and the CLARCOR Supplemental Plan.

(b)           Payment of benefits pursuant to this Article VII shall commence on the first day of the first calendar month following the date elected (or deemed elected) by the Participant pursuant to the provisions of Article III, Paragraph (b), and shall be subject to the provisions of Article VI and Article VIII of the Plan.

ARTICLE VIII
FORM OF PAYMENT OF BENEFITS

(a)           A Participant may elect to receive the payment of his benefit in one of the following optional forms: (1) a single sum payment or (2) a single life and 15 year certain annuity.  The determination of an elected single sum payment shall be actuarially equivalent to a single life and 15 year certain annuity and shall be based on the unisex mortality assumptions then being used to calculate alternative benefits under the CLARCOR Pension Plan and on the immediate interest rate that would be used by the PBGC for purposes of determining the present value of a single sum distribution on plan termination as in effect as of the date benefits under the Plan are to commence.

(b)           The Participant’s election under Paragraph (a) shall be made in writing, in a form approved by the Committee (or its delegate), at such time as his election is due under Article III, Paragraph (c), and shall become irrevocable on the last date thereunder for making such election (except as provided in Paragraph (d) of this Article VIII).

(c)           In the absence of the Participant’s timely written election to receive his benefit in a single sum under Paragraph (a), the Participant shall be deemed to have elected to receive his benefits in the form of a single life and 15 year certain annuity if paid pursuant to Article II, III, V or VII.

(d)           After the date on which the Participant’s election of a benefit commencement date under Article III, Paragraph (b), or of a form of payment under Paragraph (b) of this Article VIII, becomes irrevocable, the Participant may subsequently elect a different benefit commencement date under Article III, Paragraph (b) or form of payment under Article VIII, Paragraph (a), or both, provided such subsequent election:

(1)           Shall not take effect until at least 12 months after the date on which such subsequent election is made;

(2)           Is made not less than 12 months before the date on which a single sum payment is scheduled to occur or other benefit would commence, respecting a modification of any elected fixed date for such payment under Article III, Paragraph (b)(2), if applicable; and

(3)           Provides that such single sum payment date or annuity payment commencement date is further deferred for a period of not less than five years from the payment or commencement date that otherwise would apply in the absence of such subsequent election.  Such further deferral shall not apply to any payment due upon the occurrence of a Separation from Service due to death or Disability.

A subsequent election under this Paragraph (d) shall supersede the Participant’s latest preceding election (including any deemed election) under the Plan.  Anything in this Paragraph (d) to the contrary notwithstanding, any election under this Paragraph (d) shall be void if the Participant is participating under the SPP and has not made the same subsequent election as to form of payment under the SPP (disregarding any subsequent election under the SPP from one form of annuity to another actuarial equivalent form of annuity thereunder) as is made as under this Plan (for which purpose a single life and 15 year annuity certain annuity hereunder shall be deemed the same as any annuity benefit subsequently elected under the SPP).

(e)           Anything in the Plan to the contrary notwithstanding, single sum payments due under the Plan shall be paid or annuity payments shall commence:

(1)           Not later than the later of (x) December 31 of the calendar year in which the Participant’s Separation from Service or  elected fixed date under Article III, Paragraph (b)(2) (or any other such date in which such payment may be due) (each an “applicable date”), or (y) the fifteenth day of the third calendar month following such applicable date,

(2)           Not more than 30 days prior to such applicable date, and

(3)           The Participant shall have no authority (directly or indirectly) to designate which taxable year of the Participant such amount is paid or annuity commences.

Upon the commencement of annuity benefit payments hereunder, such payments shall not be suspended upon any resumption of services with CLARCOR or any subsidiary by the Participant following a Separation from Service (and without regard for any suspension of benefits under the CLARCOR Pension Plan).

(f)           Subject to any further deferral required pursuant a subsequent election made under Article VIII, Paragraph (d), any payment due to a Participant, as a single sum or an annuity commencing upon the occurrence of a Separation from Service, who is a specified employee shall be delayed and the delayed amount paid in a single sum, together with interest thereon (not compounded) at the prime rate,  as soon as practicable (but not later than the fifteenth day of the third calendar month) after the later of the date that is six months after the date of the Participant’s Separation from Service or the date of the death of the Participant after the Participant’s Separation from Service.  For purposes hereof, whether the Participant is a “specified employee” on the date of the Participant’s Separation from Service shall be determined in accordance with the default provisions of Treasury Regulation Section 1.409A-1(i), with the “identification date” to be December 31 and the “effective date” to be the April 1 following the identification date.

(g)           Except as provided at Article IV, if the Participant has elected payment in the form of a single sum and the full amount of the single sum would not be deductible by CLARCOR, under the provisions of the Code if paid in one taxable year of CLARCOR, CLARCOR shall delay payment of such portion that would not be deductible and, subject to any further deferral required pursuant a subsequent election made under Article VIII, Paragraph (d), pay that amount in the first succeeding taxable year of the Participant in which it is deductible by CLARCOR.  Interest shall be paid on the unpaid balance at the prime rate.

(h)           All payments under the Plan shall be subject to all applicable income and other tax withholding requirements.

ARTICLE IX
EXPENSES

Costs and expenses of administering the Plan and providing the benefits hereunder shall be paid by CLARCOR.  CLARCOR shall pay, to the full extent permitted by law, all legal fees and expenses which the Participant may reasonably incur as a result of any contest (regardless of the outcome thereof) by CLARCOR, the Participant or others relating to the validity or enforceability of, or liability under, any provision of the Plan or any guarantee of performance thereof (including as a result of any contest by the Participant about the amount of any payment pursuant to the Plan), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code (determined as of the date such contest commences), and for such delay in payment of the Participant’s benefit bearing interest in the manner provided under Article VIII, Paragraph (g).   In all events, such payment of fees and expenses shall be made not later than the last day of the taxable year of the Participant following the taxable year in which such fees or expenses were incurred.

ARTICLE X
INALIENABILITY

No benefit payment under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge prior to actual receipt thereof by a Participant or his spouse and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge prior to such receipt shall be void; nor shall CLARCOR be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to any benefit.

ARTICLE XI
AMENDMENT AND TERMINATION

CLARCOR may amend or terminate the Plan at any time by action of the Board, without the consent of any Participant or his spouse or beneficiaries; provided, however, that (a) the Plan shall not be amended or terminated so as to reduce the benefits payable to a Participant to less than the amount the Participant would have been entitled to receive if the Participant had retired (if the Participant was then eligible to do so) or otherwise terminated his employment immediately preceding the effective date of such amendment or termination; (b) no amendment or termination shall reduce the benefit payable under the Plan to a Participant whose employment terminated prior to such amendment or termination, or to a spouse of such Participant; and (c) no amendment or termination of the Plan shall accelerate the payment of any amount to a Participant from the date on which such amount otherwise is payable hereunder except as permitted pursuant to Treasury Regulation Section 1.409A-3(j).

ARTICLE XII
OBLIGATIONS OF SUCCESSORS

CLARCOR shall not be a party to any merger, consolidation or reorganization unless its obligations under the Plan are expressly assumed by its successor or successors.  The provisions of the Plan shall bind and inure to the benefit of CLARCOR and its successors and assigns.

ARTICLE XIII
PARTICIPANT’S RIGHTS

(a)           The right of a Participant or any person claiming under the Plan to receive distributions hereunder shall be an unsecured claim against the general assets of CLARCOR and no Participant (or surviving spouse) shall have any rights in or against any particular asset of CLARCOR.  Such assets of CLARCOR shall not be held under any trust for the benefit of Participants, their beneficiaries, heirs, successors or assigns, or held in any way as collateral security against the obligations of CLARCOR under the Plan.  CLARCOR in its sole discretion, may, however, elect to provide for its liabilities under the Plan through a trust or funding vehicle; provided, however, that the terms of any such trust or funding vehicle shall not alter the status of Participants, surviving spouses and other beneficiaries as mere general unsecured creditors of CLARCOR or otherwise cause the Plan to be funded or benefits taxable to Participants, surviving spouses and other beneficiaries except upon actual receipt.

(b)           Anything in the Plan or in any trust providing benefits under the Plan to the contrary notwithstanding, no asset of any such trust shall be located outside the United States of America.  Anything in the Plan to the contrary notwithstanding, at no time shall any asset of CLARCOR or any member of CLARCOR’s controlled group (as defined under “Separation from Service” at Article I) be restricted, set aside, reserved or transferred in trust for the benefit of (1) any Participant under the Plan, as a result of a change in the financial health of CLARCOR or any controlled group member or (2) an applicable covered employee (to the extent applicable under section 409A(b)(3)(A)(i) of the Code) or other employee, that is a Participant under the Plan, at any time during a restricted period respecting any tax-qualified defined benefit plan sponsored by CLARCOR or any other controlled group member (other than a multi-employer defined benefit plan for employees covered by a collective bargaining agreement with CLARCOR or any controlled group member).  For such purpose, “applicable covered employee” and “restricted period” shall have the meanings set forth in Section 409A(b)(3) of the Code.

(c)           Nothing herein shall confer upon any Participant any right to continue in CLARCOR’s employment.

ARTICLE XIV
FORFEITURE OF BENEFITS

(a)           Anything to the contrary contained in the Plan notwithstanding, if the employment of a Participant is terminated by CLARCOR and/or its subsidiaries for Cause no benefits shall be payable from the Plan to or with respect to such Participant.

(b)           Anything to the contrary contained in the Plan notwithstanding, unless the Board shall otherwise determine in its sole discretion, all benefits paid or payable to a Participant under the Plan prior to a Change of Control (other than benefits payable pursuant to Article IV) shall be forfeited if the Participant, without the prior written consent of CLARCOR, knowingly engages in (as owner, partner, shareholder, employer, director, officer, agent, consultant or otherwise), with or without compensation, any business which is in competition with CLARCOR or any of its subsidiaries or if the Participant, without the prior written consent of CLARCOR, provides any third party with any confidential information with respect to CLARCOR or any of its subsidiaries.

ARTICLE XV
ADMINISTRATION

(a)           The Plan shall be administered by the Board which may delegate (and revoke such delegation of) its duties to or request advice from the Committee.  On the date of this amendment and restatement of the Plan, the Board has delegated its administrative responsibilities (but not its authority to determine Participants, as defined under Article I) to the Committee.  The Board or Committee shall have sole discretionary authority to control and manage the operations and administration of the Plan, including the authority to construe and interpret the Plan, decide all questions of eligibility and determine the amount, manner and time of payment of any benefits hereunder, and all other rights and powers necessary and convenient to the carrying out of its functions hereunder.  Any decision by the Board or Committee shall be final and binding on all parties hereto, subject to the claims procedure described below.  The Board or Committee may appoint one or more officers of CLARCOR to assist it in the administration of the Plan in accordance with the terms hereof, provided that none of such officers shall exercise any discretion to determine the amount due, or the form or timing of the payment of benefits due under the Plan with respect to any one or more of such officers.

(b)           If the Board or Committee finds that any Participant or surviving spouse to whom an amount is payable under the Plan is unable to care for his affairs, any payment due (unless prior claim therefor shall have been made by a duly authorized guardian or other legal representative) may be paid, upon appropriate indemnification of the Board and Committee to any person who is charged with the support of the Participant or surviving spouse.  Any such payment shall be payment for the benefit of the Participant and shall be a complete discharge of any liability of CLARCOR and all participating employers under the Plan to the Participant or surviving spouse.

(c)           CLARCOR shall indemnify and hold harmless each employee, officer, or director of CLARCOR (or any other employer hereunder) to whom is delegated duties, responsibilities, and authority with respect to the Plan against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him (including but not limited to reasonable attorney fees) which arise as a result of his actions or failure to act in connection with the operation and administration of the Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by CLARCOR.  Notwithstanding the foregoing, CLARCOR shall not indemnify any person for any such amount incurred through any settlement or compromise of any action unless CLARCOR consents in writing to such settlement or compromise.

(d)           Any notice or filing required or permitted to be given to the Board or Committee (or its delegate) shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to:

If to CLARCOR:

CLARCOR Inc.
840 Crescent Centre Drive
Suite 600
Franklin, TN  37067
ATT: Chief Administrative Officer

If to the Participant or surviving spouse:

At the last known address on the personnel records of CLARCOR

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the third day after the date shown on the postmark on the receipt for registration or certification.

(e)           The captions of the articles of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.  Use of the masculine, feminine and neuter pronouns in the Plan are intended to be interchangeable and use of the singular shall include the plural, unless the context clearly indicates otherwise.  The use of the words “include,” “includes” and “including” shall be deemed to be followed by the words and punctuation “, without limitation,”. The illegality or invalidity of any provision of the Plan shall not affect its remaining parts, but the Plan shall be construed and enforced without such illegal or invalid provisions.

ARTICLE XVI
CLAIMS PROCEDURE

If the Participant or his spouse believes he or she is entitled to benefits pursuant to the Plan in an amount greater than those which he is receiving or has received, he may file a claim with the Committee.  Such a claim shall be in writing and state the nature of the claim, the facts supporting the claim, the amount claimed, and the address of the claimant.  The Committee shall review the claim and, unless special circumstances require an extension of time, within 90 days (45 days in the case of a claim of Disability) after receipt of the claim, give written notice by registered or certified mail to the claimant of its decision with respect to the claim.  If special circumstances require an extension of time, the claimant shall be so advised in writing within the initial 90-day period and in no event shall such an extension exceed 90 days (30 days in the case of a claim of Disability).  The notice of the Committee’s decision with respect to the claim shall be written in a manner calculated to be understood by the claimant and, if the claim is wholly or partially denied, shall set forth the specific reasons for the denial, specific references to the pertinent Plan provisions on which the denial is based, a description of any additional material or information necessary for the claimant to perfect the claim, an explanation of why such material or information is necessary, and an explanation of the claim review procedure under the Plan.  The Committee shall also advise the claimant that the claimant or his duly authorized representative may request a review by the Committee of the denial by filing with the Committee, within 65 days after notice of the denial has been received by the claimant, a written request of such review.  The claimant shall be informed that he may have reasonable access to pertinent documents and submit comments in writing to the Committee within the same 65-day period.  If a request is so filed, review of the denial shall be made by the Committee within, unless special circumstances require an extension of time, 60 days after receipt of such request (45 days in the case of a claim of Disability), and the claimant shall be given written notice of the final decision.  If special circumstances require an extension of time, the claimant shall be so advised in writing within the initial 60-day period (45 days in the case of a claim of Disability) and in no event shall such an extension exceed 60 days (45 days in the case of a claim of Disability).  The notice of the final decision shall include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based and shall be written in a manner calculated to be understood by the claimant.

ARTICLE XVII
APPLICABLE LAW

The Plan shall be governed by and subject to applicable Federal laws and the laws of the State of Tennessee.